 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
KAR Auction Services, Inc.:
We consent to the use of our report dated February 19, 2014, with respect to the consolidated balance sheets of KAR Auction Services, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

Indianapolis, Indiana
June 11, 2014